Exhibit 4.26

Dated 31 January 2022

Jaya Grocer Holdings Sdn. Bhd.

and

D Holdings Inc.

and

Green Aurora Sdn. Bhd.

AGREEMENT

Suite 33.01, Level 33, The Gardens North Tower, Mid Valley City

Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia

Tel: +603 2299 3888 | Fax: +603 2287 1278

rahmatlim.com

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This Agreement is made on 31 January 2022 between:

(1)

Jaya Grocer Holdings Sdn. Bhd. (Company Registration No. 201601014823 (1185754-D)) (“JGH”), a company incorporated in Malaysia with its registered office at 302-303, Lee Yan Lian Building, Jalan Tun Perak, 50050 Kuala Lumpur, Malaysia;

(2)

D Holdings Inc. (Company Registration No. IC-327122) (“DHI”), a company incorporated in the Cayman Islands with its registered office at International Corporation Services Ltd. P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1106; and

(3)

Green Aurora Sdn. Bhd. (Company Registration No.: 202201001016 (1446713-T)) (“Green Aurora”), a company incorporated in Malaysia whose registered office is at SO-26-02, Menara 1, No. 3, Jalan Bangsar, KL Eco City, 59200 Kuala Lumpur, Malaysia.

Whereas:

(A)

Pursuant to a share purchase agreement dated 11 December 2021 between Teng Yew Huat and Daniel Teng Tu Yoong as the vendors (“Vendors”) and DHI as the purchaser (“OS SPA”), the Vendors sold and DHI purchased 5,500,000 ordinary shares in JGH on the terms and subject to the conditions set out in the OS SPA.

(B)

Pursuant to a share purchase agreement dated 11 December 2021 between Teng Yew Huat and Timbang Perkasa Sdn. Bhd. (Registration No. 201601013105 (1184036-V)) (“TPSB”) and DHI (“RCPS SPA”), TPSB sold and DHI purchased 3,374,999 redeemable convertible preference shares in JGH and 1 ordinary share in JGH on the terms and subject to the conditions set out in the RCPS SPA.

(C)

On completion of the OS SPA and RCPS SPA, 1 new ordinary share in JGH was issued and allotted to HHI and 1 new reclassified redeemable convertible preference shares A in JGH was issued and allotted to DHI.

(D)

Green Aurora was selected by DHI to be DHI’s local partner in DHI’s acquisition of the entire issued and paid up ordinary shares in JGH, whereby 2,750,001 issued and paid up ordinary shares in JGH constituting fifty per cent. (50%) of all the issued and paid up ordinary shares in JGH was acquired by and transferred to Green Aurora in consideration of payment of fifty percent. of the Final Consideration (as defined in the OS SPA).

(E)

As at the date hereof, DHI is the holder of 2,750,001 issued and paid up ordinary shares in JGH constituting fifty per cent. (50%) of all the issued and paid up ordinary shares in JGH. The remaining 2,750,001 issued and paid up ordinary shares in JGH are held by Green Aurora in consideration of the Final Consideration (as defined in the OS SPA) for 2,750,001 issued and paid up ordinary shares in JGH paid by Green Aurora to the Vendors.

(F)	JGH, DHI and Green Aurora have agreed to enter into this Agreement to govern the management of JGH on and subject to the terms and conditions of this Agreement.

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It is agreed as follows:

1.	Interpretation

1.1	In this Agreement, the following words and expressions, unless the context otherwise requires, shall have the following meanings respectively:

“ABC Laws” means anti-bribery or anti-corruption Laws, including without limitation the Malaysian Anti-Corruption Commission Act 2009, the U.S. Foreign Corrupt Practices Act, which prohibit any direct or indirect payment/receipt of money or anything of value to or from any person (including but not limited to any government official, international organization, non-U.S. political party, party official or candidate for political office) for the purpose of obtaining, retaining or directing business, securing any improper advantage in the conduct of business, or inducing the improper performance of any public or business-related function;

“AML Laws” means Laws on anti-terrorism financing and anti-money laundering including the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001;

“Business Day” means a day on which commercial banks are open for business in Kuala Lumpur, Malaysia, Singapore and the Cayman Islands (excluding Saturdays, Sundays and public holidays);

“Effective Date” means the completion date of the OS SPA.

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“JGH Group” means JGH and its subsidiaries from time to time;

“OS SPA” has the meaning ascribed to it in Recital A;

“Parties” means JGH, DHI and Green Aurora and “Party” means either of them;

“Proceeding” means any claim, legal action, suit, prosecution, litigation, arbitration or administrative proceeding or any other form of litigation or dispute resolution process or mediation or any form of administrative or governmental proceedings including any investigation, enquiry by any administrative or governmental body;

“RCPS SPA” has the meaning ascribed to it in Recital B;

“Subsidiaries” means Trendcell Sdn. Bhd. (Registration No. 200101008291 (544047-T)) and Jaya 33 Supermarket (Malaysia) Sdn. Bhd. (Registration No. 200701016968 (774977-T)), and “Subsidiary” means any one of them;

“TPSB” means Timbang Perkasa Sdn. Bhd. (Registration No. 201601013105 (1184036-V));

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“Vendors” means Teng Yew Huat (NRIC No. 550513-10-6289) and Daniel Teng Tu Yoong (NRIC No. [Omitted]), both with address at 25, Jalan Kelab Golf 13/8, Seksyen 13, Kampung SAAS, 40100 Shah Alam, Selangor, Malaysia.

1.2	The Interpretation Act, Chapter 1 of Singapore shall apply to this Agreement in the same way as it applies to an enactment.

1.3	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.4	References to “Clauses” are to be construed as references to the clauses of this Agreement.

1.5	Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

1.6	References to:

1.6.1	a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality); and

1.6.2	a company shall include any company, corporation or any body corporate, wherever incorporated.

1.7	The word “affiliate” means, in relation to a person, a person controlling, controlled by, or under common control with another person.

1.8

For the purpose of Clause 1.7, “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

1.9

References in this Agreement to any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall be deemed to include, in respect of any jurisdiction other than Malaysia, references to such action, remedy or method of judicial proceedings for the enforcement of rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate to such action, remedy or proceeding described or referred to in this Agreement.

2.	Term

2.1	This Agreement shall take effect on the Effective Date and shall continue until terminated in accordance with the terms of this Agreement.

3.	Management Matters

3.1	The Parties agree that in respect of JGH Group, DHI shall be entitled to and shall provide, supply and render management services required for the business operation of the JGH Group.

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3.2	To enable DHI to properly and efficiently discharge its obligations under this Agreement, JGH and Green Aurora agree that DHI shall have the following rights and powers:

3.2.1	to appoint C suite executives including the Chief Executive Officer and the senior management;

3.2.2	to take the lead on business planning, budgeting, and funding for the JGH Group whether through debt, equity or otherwise;

3.2.3	to decide on strategic matters, service offering, distribution, procurement control and channels;

3.2.4	to decide on change of business strategy and financial strategy; and

3.2.5	to decide on service offering, distribution, procurement control and channels, change of business strategy and financial strategy,

in the best interest of JGH Group, and in consultation with Green Aurora.

4.	Obligations of JGH

4.1	JGH undertakes:

4.1.1

to provide DHI with reasonable access (during normal business hours) to the contracts, books and records, and all other information, documents and data of JGH and furnish DHI with copies thereof as may reasonably be requested by DHI to enable it to properly and efficiently discharge its duties under this Agreement;

4.1.2	to not take any action to interfere with DHI’s performance of its powers and duties;

4.1.3

to promptly inform DHI of any queries from the Ministry of Domestic Trade And Consumer Affairs or any other ministries, governmental agencies or authorities with respect to it or its Subsidiaries, or their shareholding; and

4.1.4

to supply promptly upon becoming aware of them, the details of any investigations, enquiries, actions or proceedings from the Ministry of Domestic Trade And Consumer Affairs or any other ministries, governmental agencies or authorities with respect to it or its Subsidiaries, or their shareholding.

5.	Expenses

5.1

JGH will reimburse DHI for all reasonable expenses properly incurred by it in performing its duties under this Agreement. JGH may require DHI to produce receipts or other documents as proof that it has incurred any expenses it claims.

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6.	Representations and Warranties

6.1	Each of the Parties represents and warrants and undertakes to the other that:

6.1.1

it has the full power and authority to enter into and to perform its obligations under this Agreement which when executed will constitute valid and binding obligations on it in accordance with its terms;

6.1.2	the entry into and performance by it and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	any law or regulation applicable to it; or

(ii)	any agreement or instrument binding upon it, or any of its assets or do not constitute a default or termination event (however described) under any such agreement or instrument;

or result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the relevant Party is a party or by which the relevant Party or any of its assets is bound;

6.1.3	the obligations expressed to be assumed by each Party in this Agreement are legal, valid, binding and enforceable obligation;

6.1.4	all approvals, authorisations, consents, clearances, orders, registrations, qualifications, actions, conditions and things required to be taken, fulfilled and done in order:

(i)	to enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement; and

(ii)	to ensure that its obligations under this Agreement are valid, legally binding and enforceable,

have been taken, fulfilled and done;

6.1.5	no Proceeding is currently taking place or pending or, so far as it is aware, threatened against or otherwise likely to involve it or any of its assets which could reasonably be expected to:

(i)	result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the performance by it of its obligations under this Agreement; or

(ii)	have the effect of delaying, frustrating or preventing it from performing its obligations under this Agreement; and

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6.1.6	it has not violated any applicable ABC Laws and AML Laws.

7.	Announcements and Confidentiality

7.1	Announcements

No disclosure, announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of JGH or Green Aurora without the prior written approval of DHI. This shall not affect any disclosure, announcement or circular required by law or any regulatory body but JGH and Green Aurora shall consult with DHI insofar as is reasonably practicable before complying with such an obligation.

7.2	Confidentiality

7.2.1

Subject to Clause 7.2.2, JGH and Green Aurora shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement which relates to:

(i)	the existence and the provisions of this Agreement; or

(ii)	the negotiations relating to this Agreement;

7.2.2	Clause 7.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law or any regulatory body;

(ii)

the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or the disclosure is made to a tax authority in connection with the tax affairs of JGH or Green Aurora;

(iii)

the disclosure is made to such professional advisers of JGH or Green Aurora as notified to DHI on terms satisfactory to DHI that such professional advisers undertake to comply with the provisions of this Clause 7.2 in respect of such information as if they were a party to this Agreement including but not limited to the destruction of such documents or information upon request by the DHI save as may be required by applicable document retention laws;

(iv)	the information is or becomes publicly available (other than by breach of this Agreement); or

(v)	the DHI has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to Clauses 7.2.2(i) or (ii), DHI or Green Aurora concerned shall promptly notify the DHI of such requirement with a view to providing the DHI with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

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8.	Termination

8.1	This Agreement shall be terminated in the event DHI or its affiliate ceases to hold any shares in JGH, and DHI shall be released and discharged from any further obligations under this Agreement.

9.	Other Provisions

9.1	Further Assurances

JGH will do all things and execute all deeds, instruments, transfers or other documents, and do all acts and things as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it.

9.2	Time of the Essence

9.3

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement.

9.4	No Partnership

The relationship between the Parties shall not constitute a partnership. JGH and Green Aurora do not have the power or the right to bind, commit or pledge the credit of the DHI.

9.5	Costs

DHI shall bear its own costs in connection with the preparation, negotiation and entry into of this Agreement. The costs incurred by JGH in connection with the preparation, negotiation and entry into of this Agreement shall be borne by JGH.

9.6	Stamp Duty

9.7	Any costs incurred in the stamping of this Agreement shall be borne by DHI.

9.8	Notices

9.8.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in English;

(ii)	in writing and signed by or on behalf of the Party giving it; and

(i)	delivered by hand, e-mail, pre-paid registered post or courier.

9.8.2	A Notice to JGH shall be sent to the following address, or such other person or address as JGH may notify to DHI and Green Aurora from time to time:

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JGH

Address:	B-G-17 & B-G-19, Jalan PJS 2B / 4, Pusat Perniagaan Metro, 46150 Petaling Jaya, Selangor.
E-mail:	[Omitted]
Attention:	Mr Goh Su Sean

9.8.3	A Notice to DHI shall be sent to the following address, or such other person or address as DHI may notify to JGH and Green Aurora from time to time:

DHI

Address:	c/o International Corporation Services Ltd P.O. Box 472, Harbour Place, 2nd Floor 103 South Church Street
E-mail:	[Omitted]
Attention:	Mr Artawat Udompholkul

9.8.4	A Notice to Green Aurora shall be sent to the following address, or such other person or address as Green Aurora may notify to JGH and DHI from time to time:

Green	Aurora

Address:	SO-26-02, Menara 1, No. 3, Jalan Bangsar, KL Eco City, 59200 Kuala Lumpur, Malaysia
E-mail:	[Omitted]
Attention:	Dato’ (Dr.) Khor Swee Wah @ Koh Bee Leng

9.8.5	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand or courier;

(ii)	five (5) Business Days after posting, if delivered by pre-paid registered post; or

(iii)

when the electronic mail message is sent, provided that the message is in legible form and no message is received by the sender indicating that such message has not been received by or delivered to the intended recipient, if delivered by e-mail, provided that if deemed receipt of any Notice occurs after 6:00 pm or is not on a Business Day, deemed receipt of the Notice shall be 9:00 am on the next Business Day. References to time in this Clause 9.8 (Notices) are to local time in the country of the addressee.

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9.9	Successors and Assigns

9.9.1

This Agreement shall be binding on the Parties and their respective successors in title. Each Party shall not, without the prior written consent of the other, assign the benefit or novate all or any of its obligations under this Agreement, or any benefit arising under or out of this Agreement.

9.10	Whole Agreement

9.10.1

This Agreement contains the whole agreement between JGH, DHI and Green Aurora relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between JGH, DHI and Green Aurora in relation to the matters dealt with in this Agreement.

9.10.2

So far as is permitted by law and except in the case of fraud, each of JGH, DHI and Green Aurora agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

9.11	Variation, Waiver, etc

Save as otherwise expressly provided, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties.

9.12	Invalidity

9.12.1

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of this Agreement.

9.12.2

To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 9.12.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 9.12.1, not be affected.

9.13	Rights of Third Parties

The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other person.

9.14	Counterparts

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9.14.1

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by executing any such counterpart.

9.14.2

Delivery of an executed signature page of a counterpart in Portable Document Format (PDF) (or similar file format) sent by electronic mail or using any other agreed means of exchanging electronic signatures shall take effect as delivery of an executed counterpart of this Agreement.

9.15	Governing Law and Submission to Jurisdiction

9.15.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with laws of Singapore.

9.15.2

JGH and Green Aurora irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore to support and assist the arbitration process pursuant to Clause 9.15, including if necessary the grant of interlocutory relief pending the outcome of that process.

9.16	Arbitration

9.16.1

Any dispute arising out of or in connection with this Agreement, including any question as to the validity, existence or termination of this Agreement and/or this Clause 9.16.1, shall be resolved by arbitration conducted in English by a single arbitrator pursuant to the rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause.

9.16.2	The place of the arbitration shall be Singapore.

9.16.3	The arbitration agreement contained in this clause shall be governed by the laws of Singapore.

9.16.4

Any Party may bring an action for interim injunctive or other similar interim mandatory or prohibitory relief in any court of competent jurisdiction, including without limitation, any proceedings for the detention, custody or preservation of any property, pending the results of the arbitration. Notwithstanding Clause 9.16.1, a Party shall not be precluded from applying for the recognition or enforcement of any arbitral award granted in accordance with Clause 9.16.1, in any court having jurisdiction. Save for the foregoing and to the fullest extent permitted by applicable law, the Parties waive their right to any form of appeal against any award of the arbitrator or any other recourse to a court of law.

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In witness whereof this Agreement has been entered into on the date stated at the beginning.

JGH

SIGNED for and on behalf of
Jaya Grocer Holdings Sdn. Bhd. (Registration No. 201601014823 (1185754-D))

/s/ Goh Su Sean
Name: Goh Su Sean Position: Director

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DHI

SIGNED in the name and on behalf of
D Holdings Inc. (Registration No. IC-327122)

/s/ Artawat Udompholkul
Name: Artawat Udompholkul
Designation: Director

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Green Aurora

SIGNED for and on behalf of
Green Aurora Sdn. Bhd. (Registration No.: 202201001016 (1446713-T)) in the presence of:

/s/ Dato’ (Dr.) Khor Swee Wah @ Koh Bee Leng
Name: Dato’ (Dr.) Khor Swee Wah @ Koh Bee Leng Position: Director

/s/ Wong Swee Yee
Witness’ signature

Name: Wong Swee Yee
NRIC No.: [Omitted]

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